Exhibit 99.2

For Immediate News Release

October 23, 2013

AVALONBAY COMMUNITIES, INC. ANNOUNCES

THIRD QUARTER 2013 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today a Net Loss Attributable to Common Stockholders for the quarter ended September 30, 2013 of $10,715,000. This resulted in Earnings (Loss) per Share – diluted (“EPS”) of $(0.08) for the quarter ended September 30, 2013, compared to EPS of $0.89 for the comparable period of 2012, a decrease of 109.0%. For the nine months ended September 30, 2013, EPS was $0.80 compared to $3.13 for the comparable period of 2012, a decrease of 74.4%.

The decreases in EPS for the three and nine months ended September 30, 2013 from the respective prior year periods are due primarily to non-recurring charges, including amounts related to the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013.  For the three months ended September 30, 2013, EPS and FFO, as defined below, per share include a charge of $0.41 for previously deferred losses from an interest rate contract, and $0.04 per share for expensed transaction costs from the Archstone acquisition.  In addition, EPS for the three months ended September 30, 2013, includes $0.46 per share for the depreciation of in-place leases acquired as part of the Archstone acquisition, amounts for which were being recognized over a six month period following the transaction.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended September 30, 2013 decreased 18.1% to $1.18 from $1.44 for the comparable period of 2012.  FFO per share for the nine months ended September 30, 2013 decreased 12.6% to $3.54 from $4.05 from the prior year period.  Adjusting for non-routine items as detailed in Attachment 14, FFO per share would have increased over the prior year periods by 15.6% to $1.63 and 17.8% to $4.76 for the three and nine months ended September 30, 2013, respectively.

The following table compares the Company’s FFO per share for the three months ended September 30, 2013 to the outlook provided in its second quarter 2013 earnings release in July 2013.

Third Quarter 2013 Results Comparison to July 2013 Outlook
Per Share
Projected FFO-July 2013 Outlook (1)	$1.16
Favorable Archstone acquisition costs	0.02
NOI from operating and lease-up communities	(0.01)
Joint venture activities and other	0.01
FFO per share - actual	$1.18

(1) Represents the mid-point of the Company’s July 2013 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “Adjusted FFO growth of nearly 16% was primarily driven by contributions from new development communities as well as our stabilized portfolio. Increased development underway is largely pre-funded and supported by favorable apartment fundamentals that we expect will be a key driver to future earnings growth and value creation.”

Operating Results for the Quarter Ended September 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $128,399,000, or 47.2%, to $400,303,000.  For Established Communities, Average Rental Rates increased by 4.4%, and were partially offset by a decrease in Economic Occupancy of 0.5%, resulting in an increase in rental revenue of 3.9%. Total revenue for Established Communities increased $8,119,000 to $214,949,000. Operating expenses for Established Communities increased $2,122,000, or 3.3%, to $66,825,000. Accordingly, NOI for Established Communities increased by 4.2%, or $5,998,000, to $148,124,000.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the third quarter of 2013 compared to the third quarter of 2012:

Q3 2013 Compared to Q3 2012
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	2.9%	(0.1%)	9.3%	(0.6%)	14.7%
Metro NY/NJ	4.6%	(0.7%)	5.1%	3.4%	27.3%
Mid-Atlantic	0.3%	(0.4%)	2.0%	(1.0%)	16.0%
Pacific NW	7.7%	(1.3%)	16.9%	1.7%	4.2%
No. California	8.1%	(0.4%)	(11.7%)	15.0%	19.2%
So. California	3.8%	(0.3%)	1.2%	4.7%	18.6%
Total	4.4%	(0.5%)	3.3%	4.2%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Nine Months Ended September 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $317,530,000, or 40.3%, to $1,105,792,000.  For Established Communities, Average Rental Rates increased by 4.5%, and coupled with an increase in Economic Occupancy of 0.2%, resulted in an increase in rental revenue of 4.7%. Total revenue for Established Communities increased $28,300,000 to $635,228,000. Operating expenses for Established Communities increased $5,469,000, or 2.9%, to $193,818,000. Accordingly, NOI for Established Communities increased by 5.5%, or $22,831,000, to $441,410,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012:

YTD 2013 Compared to YTD 2012
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	2.7%	0.5%	5.6%	2.0%	15.2%
Metro NY/NJ	4.7%	0.0%	4.8%	4.6%	27.7%
Mid-Atlantic	1.3%	(0.2%)	0.9%	1.1%	15.8%
Pacific NW	8.2%	(0.3%)	9.1%	7.4%	4.3%
No. California	8.1%	0.3%	(4.2%)	13.1%	18.9%
So. California	3.8%	0.4%	1.1%	5.7%	18.1%
Total	4.5%	0.2%	2.9%	5.5%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

The Company started the construction of four communities:  Avalon Willoughby Square/AVA DoBro, located in Brooklyn, NY; Avalon at Stratford, located in Stratford, CT; Avalon Hayes Valley, located in San Francisco, CA; and Maple Leaf (a legacy Archstone joint venture), located in Cambridge, MA.  These communities will contain 1,241 apartment homes when completed and will be developed for an estimated Total Capital Cost of $592,800,000.

The Company completed the development of two communities: Avalon Shelton, located in Shelton, CT and Avalon Hackensack, located in Hackensack, NJ. These two communities contain an aggregate of 476 apartment homes and were constructed for an aggregate Total Capital Cost of $93,900,000.

The Company added two Development Rights. If developed as expected, these Development Rights will contain 835 apartment homes and will be developed for an estimated Total Capital Cost of $210,000,000.

The Company also acquired land parcels related to the development of three apartment communities during the quarter ended September 30, 2013 for an aggregate purchase price of $48,780,000. The Company has started, or anticipates starting, construction of new apartment communities on these land parcels during the next 12 months.

Redevelopment Activity

The Company commenced the redevelopment of one Eaves branded community that contains 294 apartment homes and is expected to be redeveloped for a Total Capital Cost of $11,900,000, excluding costs incurred prior to redevelopment. During the third quarter of 2013, the Company completed the redevelopment of two Avalon branded communities which contain an aggregate of 830 apartment homes and were redeveloped for an aggregate Total Capital Cost of $12,800,000, excluding costs incurred prior to the redevelopment.

Disposition Activity

AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon at Cedar Place, located in Columbia, MD. Avalon at Cedar Place, containing 156 apartment homes, was sold for $26,000,000.  The Company’s share of the gain in accordance with GAAP was $688,000.

In October 2013, the Company sold Archstone Vanoni Ranch, located in Ventura, CA. Archstone Vanoni Ranch contains 316 homes and was sold for $82,000,000.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Liquidity and Capital Markets

At September 30, 2013, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility. At September 30, 2013, the Company had $211,339,000 in unrestricted cash and cash in escrow.

New Financing Activity

In September 2013, the Company issued $400,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement. The notes mature in October 2020 and were issued at a 3.625% interest rate. The notes have an effective interest rate of 3.785%, including the effect of offering costs.

Fourth Quarter and Updated Full Year 2013 Outlook

For the fourth quarter of 2013, the Company expects EPS in the range of $1.96 to $2.02. The Company expects EPS for the full year 2013 to be in the range of $2.79 to $2.85.

The Company expects Projected FFO per share in the range of $1.54 to $1.60 for the fourth quarter of 2013 and Projected FFO per share for the full year 2013 to be in the range of $5.09 to $5.15.

Fourth Quarter Conference Schedule

The Company is scheduled to participate in REITWorld hosted by NAREIT in San Francisco, CA from November 13-15, 2013. During this conference, Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning November 13, 2013 on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on October 24, 2013 at 1:00 PM ET to review and answer questions about this release, its third quarter 2013 results, the Attachments (described below) and related matters. To participate on the call, dial 877-510-2397 domestically and 763-416-6924 internationally and use conference id: 73816233.

To hear a replay of the call, which will be available from October 24, 2013 at 3:00 PM ET to October 31, 2013 at 11:59 PM ET, dial 855-859-2056 domestically and 404-537-3406 internationally, and use conference id: 73816233.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of September 30, 2013, the Company owned or held a direct or indirect ownership interest in 276 apartment communities containing 82,584 apartment homes in twelve states and the District of Columbia, of which 29 communities were under construction and five communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 1-703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; we may not be able to integrate the assets and operations acquired in the Archstone acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone acquisition for which we may be responsible that were unknown to us at the time we completed the Archstone acquisition or at the time of this release; and our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected third quarter and full year 2013 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

THIRD QUARTER 2013

Supplemental Operating and Financial Data

Avalon Fort Greene
Brooklyn, NY

AVA H Street
Washington, DC

eaves Rancho Penasquitos
San Diego, CA

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This expanded brand portfolio helps us reach new customers and better serve our existing residents.

THIRD QUARTER 2013

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Financial and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established)	Attachment 6
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1

AvalonBay Communities, Inc.

Selected Financial and Other Information

September 30, 2013

(Dollars in thousands except per share data)

(unaudited)

SELECTED FINANCIAL INFORMATION

	Q3	Q3		YTD	YTD
	2013	2012	% Change	2013	2012	% Change

Net (loss) income attributable to common stockholders	$(10,715)	$86,844	(112.3%)	$100,929	$301,512	(66.5%)

Per common share - basic	$(0.08)	$0.89	(109.0%)	$0.80	$3.14	(74.5%)
Per common share - diluted	$(0.08)	$0.89	(109.0%)	$0.80	$3.13	(74.4%)

Funds from Operations	$153,361	$140,247	9.4%	$447,470	$390,412	14.6%
Per common share - diluted	$1.18	$1.44	(18.1%)	$3.54	$4.05	(12.6%)

Dividends declared - common	$138,459	$94,775	46.1%	$415,353	$280,945	47.8%
Per common share	$1.07	$0.97	10.3%	$3.21	$2.91	10.3%

Common shares outstanding	129,402,556	97,705,713	32.4%	129,402,556	97,705,713	32.4%
Outstanding operating partnership units	7,500	7,500	0.0%	7,500	7,500	0.0%
Total outstanding shares and units	129,410,056	97,713,213	32.4%	129,410,056	97,713,213	32.4%

Average shares and participating securities outstanding - basic	129,401,567	97,253,008	33.1%	126,265,286	96,062,230	31.4%

Weighted shares - basic	129,208,839	97,044,603	33.1%	126,057,793	95,742,676	31.7%
Average operating partnership units outstanding	7,500	7,500	0.0%	7,500	7,500	0.0%
Effect of dilutive securities (1)	403,799	494,466	(18.3%)	411,821	651,382	(36.8%)
Average shares outstanding - diluted	129,620,138	97,546,569	32.9%	126,477,114	96,401,558	31.2%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (2) (3)	Amount	Rate (4)	Maturities (2)			Interest	Overhead	per Home (6)

Conventional Debt			2013	$ 4,150	Q313	$17,205	$8,876	$118
Long-term, fixed rate	$4,817,675		2014	$ 167,036	Q213	$16,824	$8,545	$66
Long-term, variable rate	65,814		2015	$ 919,649	Q113	$13,139	$7,944	$99
Variable rate facility (5)	--		2016	$ 283,054	Q412	$12,107	$6,534	$203
Subtotal, Conventional	4,883,489	4.5%	2017	$ 978,299	Q312	$12,504	$6,670	$119

Tax-Exempt Debt				COMMUNITY INFORMATION
Long-term, fixed rate	142,998
Long-term, variable rate	945,795
Subtotal, Tax-Exempt	1,088,793	3.1%						Apartment
							Communities (7)	Homes (7)
Total Debt	$5,972,282	4.3%			Current Communities		247	73,884
					Development Communities		29	8,692
					Development Rights		45	13,089

(1) Securities are considered antidilutive for Q3 2013 EPS due to a net loss recognized.

(2) The Company has the option to extend the maturity date of $497,922 and $692,191 principal amount of indebtedness currently scheduled to mature in 2015 and 2017, respectively. The extension options provide the Company the ability, for a fee, to elect a revised maturity ranging from one to two years beyond the current maturity.

(3) Balances outstanding represent total amounts due at maturity, and do not include the associated issuance discount associated with the unsecured notes and mark-to-market premium associated with the notes payable.

(4) Includes costs of financing such as credit enhancement fees, trustees’ fees, the impact of interest rate hedges and mark-to-market adjustments.

(5) Represents the amount outstanding under the Company’s $1.3 billion unsecured credit facility.

(6) Non-Rev Capex per home excludes apartment homes acquired as part of the Archstone acquisition.

(7) Community and apartment home count excludes real estate held in joint ventures with Equity Residential formed in conjunction with the Archstone acquisition.

Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

September 30, 2013

(Dollars in thousands except per share data)

(unaudited)

	Q3	Q3		YTD	YTD
	2013	2012	% Change	2013	2012	% Change
Revenue:
Rental and other income	$390,113	$258,788	50.7%	$1,072,273	$742,254	44.5%
Management, development and other fees	3,014	2,533	19.0%	8,198	7,852	4.4%

Total	393,127	261,321	50.4%	1,080,471	750,106	44.0%
Operating expenses:
Direct property operating expenses, excluding property taxes	82,797	55,954	48.0%	216,546	159,882	35.4%
Property taxes	42,678	25,475	67.5%	116,515	73,171	59.2%
Property management and other indirect operating expenses	13,810	9,935	39.0%	38,905	31,917	21.9%

Total operating expenses	139,285	91,364	52.5%	371,966	264,970	40.4%

Interest expense, net	(43,945)	(33,985)	29.3%	(127,772)	(100,804)	26.8%
Loss on interest rate contract	(53,484)	-	100.0%	(51,000)	-	100.0%
Loss on extinguishment of debt, net	--	-	0.0%	--	(1,179)	(100.0%)
General and administrative expense	(9,878)	(8,372)	18.0%	(31,262)	(26,398)	18.4%
Joint venture income (loss) (1) (2)	3,260	5,553	(41.3%)	(16,244)	9,801	(265.7%)
Investments and investment management expense	(1,043)	(1,582)	(34.1%)	(3,154)	(4,526)	(30.3%)
Expensed acquisition, development and other pursuit costs (2)	(2,176)	(608)	257.9%	(46,041)	(1,749)	2,532.4%
Depreciation expense	(160,682)	(62,750)	156.1%	(457,837)	(183,688)	149.2%
Gain on sale of land	-	-	0.0%	240	280	(14.3%)
Gain on acquisition of unconsolidated real estate entity	-	14,194	(100.0%)	-	14,194	(100.0%)

(Loss) income from continuing operations	(14,106)	82,407	(117.1%)	(24,565)	191,067	(112.9%)

Discontinued operations:
Income from discontinued operations (3)	3,221	4,340	(25.8%)	7,073	15,062	(53.0%)
Gain on sale of real estate	-	-	0.0%	118,173	95,049	24.3%

Total discontinued operations	3,221	4,340	(25.8%)	125,246	110,111	13.7%

Net (loss) income	(10,885)	86,747	(112.5%)	100,681	301,178	(66.6%)
Net loss attributable to redeemable noncontrolling interests	170	97	75.3%	248	334	(25.7%)

Net (loss) income attributable to common stockholders	$(10,715)	$86,844	(112.3%)	$100,929	$301,512	(66.5%)

Net (loss) income attributable to common stockholders per common share - basic	$(0.08)	$0.89	(109.0%)	$0.80	$3.14	(74.5%)

Net (loss) income attributable to common stockholders per common share - diluted	$(0.08)	$0.89	(109.0%)	$0.80	$3.13	(74.4%)

(1)             Amount for the three months ended September 30, 2013 includes gains of $1,663 related to the sale of an unconsolidated community and the Company’s interest in an unconsolidated joint venture.  Amounts for the nine months ended September 30, 2013 and September 30, 2012, include gains of $11,512 and $1,471, respectively, related to the sales of unconsolidated communities. Amounts for the three and nine months ended September 30, 2012 includes $4,055 for income from the Company’s promoted interest recognized in the acquisition of Avalon Del Rey.

(2)             Amounts for the three and nine months ended September 30, 2013 include an aggregate of $4,567 and $82,544, respectively, of Archstone acquisition related costs of which $2,743 and $37,295, respectively, are included as a component of joint venture income/(loss).

(3)             Reflects net income for investments in real estate classified as discontinued operations as of September 30, 2013 and investments in real estate sold during the period from January 1, 2012 through September 30, 2013.  The following table details income from discontinued operations for the periods shown:

	Q3	Q3	YTD	YTD
	2013	2012	2013	2012

Rental income	$7,176	$10,583	$25,321	$38,156
Operating and other expenses	(2,229)	(2,995)	(7,521)	(11,718)
Interest expense, net	-	-	--	(133)
Loss on extinguishment of debt	-	-	--	(602)
Depreciation expense	(1,726)	(3,248)	(10,727)	(10,641)

Income from discontinued operations	$3,221	$4,340	$7,073	$15,062

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	September 30,	December 31,
	2013	2012

Real estate	$14,741,849	$8,610,433
Less accumulated depreciation	(2,445,294)	(1,988,764)
Net operating real estate	12,296,555	6,621,669
Construction in progress, including land	1,418,836	802,857
Land held for development	282,285	316,037
Operating real estate assets held for sale, net	275,678	274,556

Total real estate, net	14,273,354	8,015,119

Cash and cash in escrow	211,339	2,783,568
Resident security deposits	27,868	24,748
Other assets	621,249	336,643

Total assets	$15,133,810	$11,160,078

Unsecured notes, net	$2,245,191	$1,945,798
Unsecured credit facility	--	--
Notes payable	3,852,441	1,905,235
Resident security deposits	47,020	37,691
Liabilities related to assets held for sale	8,275	9,350
Other liabilities	500,595	414,184

Total liabilities	$6,653,522	$4,312,258

Redeemable noncontrolling interests	18,255	7,027

Equity	8,462,033	6,840,793

Total liabilities and equity	$15,133,810	$11,160,078

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

September 30, 2013

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment Homes	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

RENTAL REVENUE
Established (2)	34,243	$214,840	$211,941	$208,163	$207,441
Other Stabilized (excluding Archstone) (2) (3)	6,374	41,199	40,051	39,323	37,211
Other Stabilized - Archstone (2) (4)	17,037	100,555	99,924	34,349	N/A
Redevelopment (2)	2,982	15,889	15,458	15,231	15,054
Development (2)	10,822	16,446	11,090	5,498	2,689
Total Consolidated Communities	71,458	$388,929	$378,464	$302,564	$262,395

OPERATING EXPENSE
Established		$66,825	$63,408	$63,585	$63,183
Other Stabilized (excluding Archstone) (3)		12,788	12,296	11,679	11,808
Other Stabilized - Archstone (4)		34,947	31,167	10,806	N/A
Redevelopment		4,530	3,994	4,040	4,144
Development		6,384	4,251	2,362	1,189
Total Consolidated Communities		$125,474	$115,116	$92,472	$80,324

NOI (2)
Established		$148,124	$148,629	$144,657	$144,339
Other Stabilized (excluding Archstone) (3)		29,390	28,311	27,713	25,871
Other Stabilized - Archstone (4)		65,654	68,838	23,720	N/A
Redevelopment		11,383	11,487	11,215	10,933
Development		10,071	6,848	3,138	1,501
Total Consolidated Communities		$264,622	$264,113	$210,443	$182,644

AVERAGE REVENUE PER OCCUPIED HOME
Established		$2,182	$2,136	$2,106	$2,096
Other Stabilized (excluding Archstone) (3)		2,226	2,161	2,118	2,036
Other Stabilized - Archstone (4)		2,068	2,055	2,039	N/A
Redevelopment		1,872	1,809	1,771	1,758

ECONOMIC OCCUPANCY (5)
Established		95.8%	96.6%	96.2%	96.3%
Other Stabilized (excluding Archstone) (3)		95.9%	96.0%	96.3%	94.8%
Other Stabilized - Archstone (4)		95.1%	95.2%	95.0%	N/A
Redevelopment		94.9%	95.5%	96.1%	95.7%

STABILIZED COMMUNITIES TURNOVER
Current Year Period / Prior Year Period (6)		70.2% / 65.4%	56.2% / 56.4%	41.5% / 43.9%	45.4% / 46.0%
Current Year Period YTD / Prior Year Period YTD (6)		56.5% / 55.2%			52.8% / 53.2%

(1)        Includes consolidated communities, and excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)        See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)        Results for these communities for quarters prior to January 1, 2013 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)        Results for the Archstone apartment communities include operations for each of the entire quarters ended September 30, 2013 and  June 30, 2013, and include one month and one day of operations for the quarter ended March 31, 2013.

(5)        For per home rent projections and economic occupancy for Development Communities currently under construction and/or in lease-up see Attachment #9 , Development Communities.

(6)        Turnover represents the annualized number of units turned over during the quarter or year-to-date period, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

September 30, 2013

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q3 13	Q3 12	% Change	Q3 13	Q3 12	% Change	Q3 13	Q3 12	% Change
New England
Boston, MA	5,070	$2,163	$2,074	4.3%	95.7%	95.8%	(0.1%)	$31,490	$30,219	4.2%
Fairfield-New Haven, CT	2,420	2,141	2,140	0.1%	95.4%	95.4%	0.0%	14,833	14,821	0.1%
New England Average	7,490	2,156	2,095	2.9%	95.6%	95.7%	(0.1%)	46,323	45,040	2.8%

Metro NY/NJ
New York City, NY	2,196	3,551	3,327	6.8%	96.2%	97.1%	(0.9%)	22,517	21,271	5.9%
New York - Suburban	3,066	2,485	2,398	3.6%	96.2%	96.6%	(0.4%)	21,980	21,301	3.2%
New Jersey	3,154	2,041	1,976	3.3%	96.1%	96.9%	(0.8%)	18,571	18,118	2.5%
Metro NY/NJ Average	8,416	2,597	2,483	4.6%	96.2%	96.9%	(0.7%)	63,068	60,690	3.9%

Mid-Atlantic
Washington Metro	4,443	1,984	1,979	0.3%	95.5%	95.9%	(0.4%)	25,257	25,285	(0.1%)
Mid-Atlantic Average	4,443	1,984	1,979	0.3%	95.5%	95.9%	(0.4%)	25,257	25,285	(0.1%)

Pacific Northwest
Seattle, WA	2,387	1,732	1,609	7.7%	94.7%	96.0%	(1.3%)	11,755	11,052	6.4%
Pacific Northwest Average	2,387	1,732	1,609	7.7%	94.7%	96.0%	(1.3%)	11,755	11,052	6.4%

Northern California
San Jose, CA	2,148	2,428	2,286	6.2%	95.4%	95.4%	0.0%	14,932	14,062	6.2%
Oakland-East Bay, CA	2,268	1,950	1,778	9.7%	96.3%	97.0%	(0.7%)	12,776	11,720	9.0%
San Francisco, CA	1,264	2,950	2,705	9.0%	96.1%	96.8%	(0.7%)	10,749	9,921	8.3%
Northern California Average	5,680	2,353	2,177	8.1%	95.9%	96.3%	(0.4%)	38,457	35,703	7.7%

Southern California
Los Angeles, CA	2,985	1,868	1,795	4.0%	96.2%	97.2%	(1.0%)	16,090	15,625	3.0%
Orange County, CA	1,483	1,741	1,680	3.7%	95.8%	95.9%	(0.1%)	7,425	7,164	3.6%
San Diego, CA	1,359	1,644	1,586	3.7%	96.4%	95.6%	0.8%	6,465	6,188	4.5%
Southern California Average	5,827	1,783	1,718	3.8%	96.2%	96.5%	(0.3%)	29,980	28,977	3.5%

Average/Total Established	34,243	$2,182	$2,090	4.4%	95.8%	96.3%	(0.5%)	$214,840	$206,747	3.9%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2012 such that a comparison of 2012 to 2013 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.8% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

September 30, 2013

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q3 13	Q2 13	% Change	Q3 13	Q2 13	% Change	Q3 13	Q2 13	% Change
New England
Boston, MA	5,070	$2,163	$2,098	3.1%	95.7%	96.3%	(0.6%)	$31,490	$30,738	2.4%
Fairfield-New Haven, CT	2,420	2,141	2,112	1.4%	95.4%	96.5%	(1.1%)	14,833	14,800	0.2%
New England Average	7,490	2,156	2,103	2.5%	95.6%	96.4%	(0.8%)	46,323	45,538	1.7%

Metro NY/NJ
New York City, NY	2,196	3,551	3,520	0.9%	96.2%	96.7%	(0.5%)	22,517	22,414	0.5%
New York - Suburban	3,066	2,485	2,440	1.9%	96.2%	96.9%	(0.7%)	21,980	21,736	1.1%
New Jersey	3,154	2,041	2,000	2.1%	96.1%	97.1%	(1.0%)	18,571	18,377	1.1%
Metro NY/NJ Average	8,416	2,597	2,557	1.6%	96.2%	96.9%	(0.7%)	63,068	62,527	0.9%

Mid-Atlantic
Washington Metro	4,443	1,984	1,972	0.6%	95.5%	96.3%	(0.8%)	25,257	25,308	(0.2%)
Mid-Atlantic Average	4,443	1,984	1,972	0.6%	95.5%	96.3%	(0.8%)	25,257	25,308	(0.2%)

Pacific Northwest
Seattle, WA	2,387	1,732	1,666	4.0%	94.7%	97.1%	(2.4%)	11,755	11,587	1.4%
Pacific Northwest Average	2,387	1,732	1,666	4.0%	94.7%	97.1%	(2.4%)	11,755	11,587	1.4%

Northern California
San Jose, CA	2,148	2,428	2,352	3.3%	95.4%	96.7%	(1.3%)	14,932	14,661	1.8%
Oakland-East Bay, CA	2,268	1,950	1,873	4.1%	96.3%	96.6%	(0.3%)	12,776	12,316	3.7%
San Francisco, CA	1,264	2,950	2,842	3.8%	96.1%	97.2%	(1.1%)	10,749	10,472	2.6%
Northern California Average	5,680	2,353	2,270	3.7%	95.9%	96.8%	(0.9%)	38,457	37,449	2.7%

Southern California
Los Angeles, CA	2,985	1,868	1,848	1.1%	96.2%	96.2%	0.0%	16,090	15,925	1.0%
Orange County, CA	1,483	1,741	1,710	1.8%	95.8%	96.2%	(0.4%)	7,425	7,318	1.5%
San Diego, CA	1,359	1,644	1,604	2.5%	96.4%	96.2%	0.2%	6,465	6,289	2.8%
Southern California Average	5,827	1,783	1,756	1.6%	96.2%	96.2%	0.0%	29,980	29,532	1.5%

Average/Total Established	34,243	$2,182	$2,136	2.2%	95.8%	96.6%	(0.8%)	$214,840	$211,941	1.4%

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Year-to-Date  Revenue and Occupancy Changes - Established Communities (1)

September 30, 2013

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		YTD 13	YTD 12	% Change	YTD 13	YTD 12	% Change	YTD 13	YTD 12	% Change
New England
Boston, MA	5,070	$2,109	$2,034	3.7%	96.0%	95.5%	0.5%	92,370	88,643	4.2%
Fairfield-New Haven, CT	2,420	2,111	2,095	0.8%	96.0%	95.5%	0.5%	44,139	43,586	1.3%
New England Average	7,490	2,110	2,054	2.7%	96.0%	95.5%	0.5%	136,509	132,229	3.2%

Metro NY/NJ
New York City, NY	2,196	3,503	3,294	6.3%	96.4%	96.4%	0.0%	66,713	62,733	6.3%
New York - Suburban	3,066	2,445	2,349	4.1%	96.6%	96.5%	0.1%	65,203	62,548	4.2%
New Jersey	3,154	2,005	1,941	3.3%	96.5%	96.5%	0.0%	54,905	53,160	3.3%
Metro NY/NJ Average	8,416	2,556	2,442	4.7%	96.5%	96.5%	0.0%	186,821	178,441	4.7%

Mid-Atlantic
Washington Metro	4,443	1,971	1,946	1.3%	95.9%	96.1%	(0.2%)	75,599	74,803	1.1%
Mid-Atlantic Average	4,443	1,971	1,946	1.3%	95.9%	96.1%	(0.2%)	75,599	74,803	1.1%

Pacific Northwest
Seattle, WA	2,387	1,684	1,556	8.2%	95.9%	96.2%	(0.3%)	34,696	32,152	7.9%
Pacific Northwest Average	2,387	1,684	1,556	8.2%	95.9%	96.2%	(0.3%)	34,696	32,152	7.9%

Northern California
San Jose, CA	2,148	2,368	2,213	7.0%	96.1%	95.7%	0.4%	43,989	40,945	7.4%
Oakland-East Bay, CA	2,268	1,889	1,743	8.4%	96.4%	95.9%	0.5%	37,155	34,113	8.9%
San Francisco, CA	1,264	2,857	2,617	9.2%	96.4%	96.5%	(0.1%)	31,340	28,739	9.1%
Northern California Average	5,680	2,285	2,114	8.1%	96.3%	96.0%	0.3%	112,484	103,797	8.4%

Southern California
Los Angeles, CA	2,985	1,848	1,782	3.7%	96.5%	96.3%	0.2%	47,904	46,085	3.9%
Orange County, CA	1,483	1,714	1,642	4.4%	95.8%	95.6%	0.2%	21,929	20,966	4.6%
San Diego, CA	1,359	1,612	1,564	3.1%	96.4%	95.2%	1.2%	19,002	18,211	4.3%
Southern California Average	5,827	1,759	1,695	3.8%	96.3%	95.9%	0.4%	88,835	85,262	4.2%

Average/Total Established	34,243	$2,141	$2,049	4.5%	96.2%	96.0%	0.2%	$634,944	$606,684	4.7%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2012 such that a comparison of 2012 to 2013 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.5% between years.

Attachment 8

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

September 30, 2013

(Dollars in thousands)

(unaudited)

				Q3 2013				YTD 2013
	Q3	Q3		% of	YTD	YTD		% of
	2013	2012	% Change	Total Opex	2013	2012	% Change	Total Opex

Property taxes (2)	$20,769	$20,543	1.1%	31.1%	$63,733	$60,573	5.2%	32.9%
Payroll (3)	14,927	14,770	1.1%	22.3%	44,070	44,026	0.1%	22.7%
Repairs & maintenance (4)	11,959	11,194	6.8%	17.9%	32,147	31,256	2.9%	16.6%
Office operations (5)	7,674	7,182	6.9%	11.5%	22,586	21,493	5.1%	11.7%
Utilities (6)	7,191	7,005	2.7%	10.8%	19,584	19,914	(1.7%)	10.1%
Insurance (7)	2,283	2,015	13.3%	3.4%	6,778	5,749	17.9%	3.5%
Marketing (8)	2,022	1,994	1.4%	3.0%	4,920	5,338	(7.8%)	2.5%
Total Established Communities
Operating Expenses (9)	$66,825	$64,703	3.3%	100.0%	$193,818	$188,349	2.9%	100.0%

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

Property taxes increased for the three and nine months ended September 30, 2013 primarily due to increases in rates and assessments, particularly in the Metro New York/New Jersey and New England markets. The increases for the three and nine months ended September 30, 2013 are partially offset by tax refunds received in the three months ended September 30, 2013, in excess of the respective prior year periods.

(3)	Payroll includes expenses directly related to on-site operations. Results for the three and nine months ended September 30, 2013 reflect reduced benefit expenses.

(4)	Repairs and maintenance increased for the three and nine months ended September 30, 2013 primarily due to the timing of costs resulting from increased turnover and various maintenance projects.

(5)

Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increases for the three and nine months ended September 30, 2013 over the prior year periods are due primarily to non-cash adjustments to the straight line schedule for ground lease communities.

(6)

Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three months ended September 30, 2013 over the prior year period is due primarily to increased costs associated with electricity, trash removal and sewer, partially offset by an increase in utility billings for water submetering. The decrease for the nine months ended September 30, 2013 from the prior year period is due primarily to an increase in utility billings for water submetering.

(7)

Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries The increases for the three and nine months ended September 30, 2013 over the prior year periods are due primarily to the renewals of the property policy, as well as the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)

Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The decrease for the nine months ended September 30, 2013 is due primarily to decreased customer incentive and call center costs.

(9)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support related expenses.

Attachment 9

AvalonBay Communities, Inc.

Development Communities as of September 30, 2013

Community Information		Number	Total	Schedule				Avg Rent				%
		of	Capital				Full Qtr	Per	%	%	%	Economic
		Apt	Cost		Initial		Stabilized	Home	Complete	Leased	Occupied	Occ.
Development Name	Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of October 18, 2013			Q3 ’13 (1)

Under Construction:
1. Avalon Somerset	Somerset, NJ	384	$ 77.5	Q4 2011	Q3 2012	Q4 2013	Q2 2014	$ 1,900	84.4%	84.1%	77.9%	60.9%
2. Archstone Toscano	Houston, TX	474	90.2	Q2 2011	Q1 2013	Q1 2014	Q3 2014	1,700	77.4%	53.6%	49.4%	38.9%
3. Avalon Natick	Natick, MA	407	81.8	Q4 2011	Q1 2013	Q4 2013	Q2 2014	1,900	91.2%	84.5%	74.0%	52.6%
4. Avalon East Norwalk	Norwalk, CT	240	46.3	Q2 2012	Q2 2013	Q4 2013	Q3 2014	1,910	64.6%	66.7%	47.9%	16.4%
5. Avalon Bloomingdale	Bloomingdale, NJ	174	32.2	Q3 2012	Q3 2013	Q1 2014	Q3 2014	1,920	35.6%	42.5%	32.2%	8.0%
6. Eaves West Valley II (2)	San Jose, CA	84	19.4	Q4 2012	Q3 2013	Q1 2014	Q3 2014	2,300	28.6%	19.0%	15.5%	2.6%
7. AVA University District (3)	Seattle, WA	283	75.7	Q2 2012	Q3 2013	Q3 2014	Q1 2015	2,015	26.9%	29.0%	26.1%	8.9%
8. Avalon Mosaic	Tysons Corner, VA	531	120.9	Q1 2012	Q3 2013	Q3 2014	Q1 2015	1,930	21.3%	7.2%	3.8%	1.7%
9. Avalon/AVA Assembly Row	Somerville, MA	445	113.5	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,310	0.0%	3.4%	0.0%	0.0%
10. Avalon West Chelsea/AVA High Line (3)	New York, NY	710	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	0.0%	0.7%	0.0%	0.0%
11. Avalon Exeter	Boston, MA	187	120.0	Q2 2011	Q1 2014	Q2 2014	Q4 2014	4,335	-	-	-	-
12. Avalon Dublin Station II	Dublin, CA	253	76.0	Q2 2012	Q4 2013	Q2 2014	Q4 2014	2,080	-	-	-	-
13. Avalon Arlington North (2)	Arlington, VA	228	87.2	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,860	-	-	-	-
14. Avalon Morrison Park	San Jose, CA	250	79.7	Q3 2012	Q4 2013	Q3 2014	Q1 2015	2,560	-	-	-	-
15. Archstone Memorial Heights Phase I	Houston, TX	318	54.9	Q3 2012	Q1 2014	Q3 2014	Q1 2015	1,790	-	-	-	-
16. AVA 55 Ninth	San Francisco, CA	273	123.3	Q3 2012	Q2 2014	Q4 2014	Q2 2015	3,160	-	-	-	-
17. Avalon Berkeley (2)	Berkeley, CA	94	30.2	Q3 2012	Q2 2014	Q3 2014	Q4 2014	2,415	-	-	-	-
18. Avalon Ossining	Ossining, NY	168	37.4	Q4 2012	Q2 2014	Q3 2014	Q1 2015	2,140	-	-	-	-
19. AVA Little Tokyo (3)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,750	-	-	-	-
20. Avalon Wharton	Wharton, NJ	248	55.6	Q4 2012	Q1 2015	Q3 2015	Q1 2016	2,025	-	-	-	-
21. Avalon Huntington Station	Huntington Station, NY	303	83.3	Q1 2013	Q2 2014	Q1 2015	Q3 2015	2,470	-	-	-	-
22. AVA Stuart Street	Boston, MA	398	175.7	Q1 2013	Q1 2015	Q3 2015	Q1 2016	3,750	-	-	-	-
23. Avalon Canton	Canton, MA	196	40.9	Q2 2013	Q2 2014	Q4 2014	Q2 2015	1,780	-	-	-	-
24. Avalon Alderwood I	Lynnwood, WA	367	69.2	Q2 2013	Q3 2014	Q2 2015	Q4 2015	1,510	-	-	-	-
25. Avalon San Dimas	San Dimas, CA	156	41.4	Q2 2013	Q4 2014	Q1 2015	Q3 2015	1,825	-	-	-	-
26. Maple Leaf (4)	Cambridge, MA	103	28.0	Q3 2013	Q3 2014	Q4 2014	Q1 2015	2,215	-	-	-	-
27. Avalon at Stratford	Stratford, CT	130	29.7	Q3 2013	Q3 2014	Q4 2014	Q2 2015	1,820	-	-	-	-
28. Avalon Hayes Valley	San Francisco, CA	182	90.2	Q3 2013	Q1 2015	Q2 2015	Q4 2015	3,495	-	-	-	-
29. Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q3 2015	Q4 2016	Q2 2017	3,470	-	-	-	-
Subtotal / Weighted Average		8,692	$ 2,711.0					$ 2,480
Completed this Quarter:
1. Avalon Hackensack	Hackensack, NJ	226	$ 45.7	Q3 2011	Q2 2013	Q3 2013	Q1 2014	$ 2,370	100.0%	96.5%	82.3%	45.7%
2. Avalon Shelton (2)	Shelton, CT	250	48.2	Q3 2011	Q1 2013	Q3 2013	Q2 2014	1,680	100.0%	79.2%	76.4%	55.3%
Subtotal / Weighted Average		476	$ 93.9					$ 2,010
Total / Weighted Average		9,168	$ 2,804.9					$ 2,460
			6.4%	Weighted Average Projected NOI as a % of Total Capital Cost (1)
Asset Cost Basis (millions) (5):
Asset Cost Basis, Under Construction and Completed (6)			$ 3,194.2
Less: Remaining to Invest, Under Construction and Completed (6)			(1,169.7)
Total Asset Cost Basis, Under Construction and Completed			$ 2,024.5

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Eaves West Valley II, Avalon Arlington North, and Avalon Berkeley were formerly Archstone branded developments. Avalon Shelton was formerly known as Avalon Shelton III.

(3)	Developments containing at least 10,000 square feet of retail space include AVA University District (12,000 sf), Avalon West Chelsea/AVA High Line (21,000 sf), and AVA Little Tokyo (19,000 sf).

(4)	This community is being developed under a legacy Archstone joint venture structure in which the Company’s total equity interest is 20%.

(5)

Includes the communities presented on this attachment plus five additional communities with 1,407 apartment homes representing $411.7 million in total capital costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q3 2013 Net Operating Income for these 36 communities was $7.8 million.

(6)	Exclusive of partners interest in unconsolidated joint ventures.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2013.

Attachment 10

AvalonBay Communities, Inc.

Redevelopment Communities as of September 30, 2013

Community Information				Total	Schedule				Avg
			Number	Capital					Post-Renovated	Homes
			of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
	Community Name	Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 9/30/2013

Under Redevelopment (3) (4):

1.	AVA Burbank	Burbank, CA	748	$ 19.3	Q3 1997	Q4 2012	Q4 2014	Q1 2015	$1,655	309
2.	Avalon Campbell	Campbell, CA	348	12.4	Q4 1995	Q4 2012	Q2 2014	Q3 2014	2,195	315
3.	Eaves Stamford	Stamford, CT	238	9.5	Q3 1995	Q1 2013	Q1 2014	Q3 2014	2,060	198
4.	AVA Pasadena	Pasadena, CA	84	5.6	Q1 2012	Q2 2013	Q3 2014	Q1 2015	2,035	33
5.	Eaves Downtown Mountain View	Mountain View, CA	294	11.9	Q4 1997	Q3 2013	Q4 2014	Q2 2015	2,225	0

	Subtotal / Weighted Average		1,712	$ 58.7					$1,940	855

Completed this Quarter:

1.	Avalon Bronxville	Bronxville, NY	110	$ 7.6	Q3 1999	Q3 2012	Q3 2013	Q4 2013	$4,330	110
2.	Avalon at Fairway Hills (5)	Columbia, MD	720	5.2	Q3 1996	Q4 2012	Q3 2013	N/A	…	…

	Subtotal / Weighted Average		830	$ 12.8					$4,330	110

	Total / Weighted Average		2,542	$ 71.5					$2,080	965

(1)	Exclusive of costs incurred prior to redevelopment.

(2)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

The Company commenced the redevelopment of AVA Back Bay in Boston, MA during the first quarter of 2013 for an estimated Total Capital Cost of $16.9 million, excluding costs incurred prior to redevelopment. The redevelopment of this community is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)

The Company assumed responsibility for the redevelopment of Marina Bay, comprised of 205 apartment homes and 229 boat slips, in conjunction with the Archstone acquisition. Marina Bay, located in Marina del Rey, CA is owned by the Archstone U.S. Fund, in which the Company holds a 28.6% interest, and is being redeveloped for an estimated Total Capital Cost of $32.9 million, excluding costs incurred prior to redevelopment. All capital necessary for the redevelopment of Marina Bay was contributed to the venture prior to the Company acquiring an interest in the venture.

(5)

The redevelopment of this community was primarily focused on the exterior and/or common area. While apartment homes were not being turned, there was a material impact on community operations and therefore, this community is excluded from the Established Community portfolio and classified as a Redevelopment Community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2013.

Attachment 11

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of September 30, 2013

(Dollars in thousands)

DEVELOPMENT

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (2)	Occupied (3)	Invest (4)	Period End (5)

Total - 2011 Actual	1,086	$525,391	$298,259	$804,231	$578,809

Total - 2012 Actual	1,917	$709,037	$495,329	$983,079	$788,200

2013 Projected:
Quarter 1 (Actual)	399	$359,385	$94,569	$1,153,420	$990,402
Quarter 2 (Actual)	730	269,068	154,502	1,036,220	1,130,823
Quarter 3 (Actual)	849	435,594	169,683	1,169,726	1,404,158
Quarter 4 (Projected)	847	283,007	197,740	886,719	1,425,295
Total - 2013 Projected	2,825	$1,347,054	$616,494

REDEVELOPMENT

		Total Capital			Reconstruction in
		Cost Invested		Remaining to	Progress at
		During Period (2)		Invest (4)	Period End

Total - 2011 Actual		$62,986		$87,646	$18,790

Total - 2012 Actual		$79,328		$43,090	$14,683

2013 Projected:
Quarter 1 (Actual)		$13,030		$44,851	$13,496
Quarter 2 (Actual)		14,751		35,299	15,983
Quarter 3 (Actual)		14,010		32,447	17,056
Quarter 4 (Projected)		13,461		18,986	8,639
Total - 2013 Projected		$55,252

(1)	Data is presented for all communities currently under development or redevelopment. For redevelopment activities, total capital cost excludes amounts prior to redevelopment.

(2)

Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Represents projected Total Capital Cost of apartment homes completed and occupied, or projected to be occupied during the quarter or year. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied, or projected to be occupied, during the quarter or year.

(4)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(5)

2013 Quarter 3 (Actual) reflects construction in progress for communities under development and includes $38.5 million related to communities not currently under development or redevelopment and $2.4 million related to an investment in an unconsolidated joint venture classified as other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2013.

Attachment 12

AvalonBay Communities, Inc.

Future Development as of September 30, 2013

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of December 31, 2012	34	9,602	$ 2,821

Q1 & Q2 2013 Additions	13	3,659	$ 1,018
Q1 & Q2 2013 Acquired Archstone Dev Rights	6	2,064	724
Q1 & Q2 2013 Construction Starts	(5)	(1,420)	(410)
Q1 & Q2 2013 Adjustments to existing Dev Rights (3)	(1)	(256)	(84)

Development Rights as of June 30, 2013	47	13,649	$ 4,069

Q3 2013 Additions	2	835	$ 210
Q3 2013 Construction Starts	(4)	(1,241)	(592)
Q3 2013 Adjustments to existing Dev Rights	-	(154)	29

Development Rights as of September 30, 2013	45	13,089	$ 3,716

Current Development Rights by Market as of September 30, 2013

Boston, MA	6	2,033	$ 635
Fairfield-New Haven, CT	1	160	38
New York Suburban	4	864	276
New Jersey	12	3,127	715
Baltimore, MD	1	343	75
Washington, DC Metro	7	2,370	633
Seattle, WA	5	1,635	429
Oakland-East Bay, CA	2	486	173
San Francisco, CA	1	330	163
Orange County, CA	3	970	298
Los Angeles, CA	2	550	226
San Diego, CA	1	221	55

Total	45	13,089	$ 3,716

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land (including pursuit costs) in the amount of $282 million for the future development of 14 of the 45 Development Rights. Construction is expected to commence in 2013 or 2014 on 9 of the 14 Development Rights for which land is owned with a total basis of $201 million.

(3)	Includes the disposition of one development right controlled via land option, which was sold during the second quarter of 2013 for a net gain.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2013.

Attachment 13

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of September 30, 2013

(Dollars in thousands)

				Accumulated		Weighted Average
Number of	Weighted Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Hold Period (Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)

1998 - 2002:
41 Communities	4.5	$969,339	$224,887	$85,935	$138,952	7.9%	14.6%

2003 - 2007:
33 Communities, 1 Office Building	7.6	$1,649,678	$787,521	$126,149	$661,372	4.9%	16.4%
9 Land Parcels (4)

2008:
10 Communities	12.0	$564,950	$284,901	$55,786	$229,115	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (5)	10.9	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (5)	14.0	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
4 Communities, 1 Land Parcel (8)	11.6	$442,070	$119,148	$37,349	$81,798	5.0%	13.0%

1998 - 2013 Total
103 Communities, 2 Office Buildings,	8.8	$4,591,338	$1,992,971	$597,299	$1,395,671	5.8%	14.5%
16 Land Parcels

(1)	Activity excludes dispositions by Fund I and AvalonBay Value Added Fund II, L.P. (“Fund II”), and dispositions to joint venture entities in which the Company retains an economic interest.

(2)	See Attachment #14- Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment periods, are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	GAAP gains for sales during this period include the Company’s proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)

2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)

2011 results exclude the Company’s proportionate GAAP gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded in prior periods, on two of the land parcels sold.

(7)

2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)

2013 results include the sale of two Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to a holding period of less than one month. 2013 Accumulated Depreciation and Other includes $1,995 in impairment charges, recorded in a prior period, for the Company’s basis in the unconsolidated venture sold.

Attachment 14

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2013	2012	2013	2012

Net (loss) income attributable to common stockholders	$(10,715)	$86,844	$100,929	$301,512
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	164,756	67,590	476,202	199,593
Distributions to noncontrolling interests, including discontinued operations	8	7	24	21
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(688)	(14,194)	(11,512)	(15,665)
Gain on sale of previously depreciated real estate assets	--	--	(118,173)	(95,049)

FFO attributable to common stockholders	$153,361	$140,247	$447,470	$390,412

Average shares outstanding - diluted	129,620,138	97,546,569	126,477,114	96,401,558

Earnings (loss) per share - diluted (1)	$(0.08)	$0.89	$0.80	$3.13

FFO per common share - diluted	$1.18	$1.44	$3.54	$4.05

(1) EPS for Q3 2013 computed using weighted average basic shares and participating units outstanding of 129,401,567.

The Company’s results for the three and nine months ended September 30, 2013 and the comparable prior year periods include the non-routine items outlined in the following table:

Attachment 14

	Q3	Q3	YTD	YTD
	2013	2012	2013	2012

FFO per share, actual	$1.18	$1.44	$3.54	$4.05

Non-Routine Items
Loss on interest rate contract	0.41	-	0.40	-
Archstone acquisition and joint venture costs	0.04	-	0.65	-
Compensation plan update and severance charges	0.01	-	0.04	0.01
Land gains and joint venture activity	(0.01)	(0.04)	(0.02)	(0.04)
Archstone acquisition capital markets activity	-	-	0.15	-
Debt prepayment penalty and deferred finance charge write off	-	-	-	0.01
Legal settlement	-	0.01	-	0.01

FFO per share, as adjusted for non-routine items	$1.63	$1.41	$4.76	$4.04

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2013 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q4 2013	$ 1.96	$ 2.02
Projected depreciation (real estate related)	0.79	0.85
Projected gain on sale of operating communities	(1.21)	(1.27)

Projected FFO per share (diluted) - Q4 2013	$ 1.54	$ 1.60

Projected EPS (diluted) - Full Year 2013	$ 2.79	$ 2.85
Projected depreciation (real estate related)	4.55	4.61
Projected gain on sale of operating communities	(2.25)	(2.31)

Projected FFO per share (diluted) - Full Year 2013	$ 5.09	$ 5.15

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 14

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2013	2012	2013	2013	2012	2013	2012

Net (loss) income	$ (10,885)	$ 86,747	$ 36,097	$ 75,469	$ 122,384	$ 100,681	$ 301,178
Indirect operating expenses, net of corporate income	10,780	7,396	10,852	9,041	7,862	30,673	24,049
Investments and investment management expense	1,043	1,582	1,096	1,015	1,545	3,154	4,526
Expensed acquisition, development and other pursuit costs	2,176	608	3,806	40,059	9,601	46,041	1,749
Interest expense, net	43,945	33,985	45,653	38,174	36,117	127,772	100,804
Loss on interest rate contract	53,484	–	(2,484)	–	–	51,000	–
Loss on extinguishment of debt, net	–	–	–	–	–	–	1,179
General and administrative expense	9,878	8,372	11,345	10,039	7,703	31,262	26,398
Joint venture loss (income)	(3,260)	(5,553)	940	18,564	(11,113)	16,244	(9,801)
Depreciation expense	160,682	62,750	190,787	106,368	63,306	457,837	183,688
Casualty and impairment loss	–	–	–	–	1,449	–	–
Gain on sale of real estate assets	–	–	(33,922)	(84,491)	(51,262)	(118,413)	(95,329)
Income from discontinued operations	(3,221)	(4,340)	(57)	(3,795)	(4,948)	(7,073)	(15,062)
Gain on acquisition of unconsolidated real estate entity	–	(14,194)	–	–	–	–	(14,194)
NOI from continuing operations	$ 264,622	$ 177,353	$ 264,113	$ 210,443	$ 182,644	$ 739,178	$ 509,185

Established:
New England	$ 29,323	$ 29,502	$ 30,320	$ 28,577	$ 29,637	$ 88,220	$ 86,504
Metro NY/NJ	43,327	41,903	43,449	42,439	42,150	129,215	123,488
Mid-Atlantic	17,652	17,831	18,330	18,187	18,218	54,169	53,569
Pacific NW	7,752	7,626	7,937	7,850	7,782	23,539	21,914
No. California	29,905	25,996	28,218	27,504	26,716	85,627	75,732
So. California	20,165	19,268	20,375	20,100	19,836	60,640	57,372
Total Established	148,124	142,126	148,629	144,657	144,339	441,410	418,579
Other Stabilized (excluding Archstone)	29,390	24,145	28,311	27,713	25,871	85,414	58,800
Other Stabilized - Archstone	65,654	–	68,838	23,720	–	158,212	–
Development/Redevelopment	21,454	11,082	18,335	14,353	12,434	54,142	31,806
NOI from continuing operations	$ 264,622	$ 177,353	$ 264,113	$ 210,443	$ 182,644	$ 739,178	$ 509,185

Attachment 14

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2012 through September 30, 2013 or classified as held for sale at September 30, 2013).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2013	2012	2013	2012

Income from discontinued operations	$ 3,221	$ 4,340	$ 7,073	$ 15,062
Interest expense, net	--	--	--	133
Loss on extinguishment of debt	--	--	--	602
Depreciation expense	1,726	3,248	10,727	10,641

NOI from discontinued operations	$ 4,947	$ 7,588	$ 17,800	$ 26,438

NOI from assets sold	--	4,692	4,249	17,915
NOI from assets held for sale	4,947	2,896	13,551	8,523

NOI from discontinued operations	$ 4,947	$ 7,588	$ 17,800	$ 26,438

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 14

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD

	2013	2012	2013	2012

Rental revenue (GAAP basis)	$ 214,840	$ 206,747	$ 634,944	$ 606,684
Concessions amortized	71	136	170	736
Concessions granted	(325)	(61)	(395)	(250)

Rental revenue (with concessions on a cash basis)	$ 214,586	$ 206,822	$ 634,719	$ 607,170

% change -- GAAP revenue		3.9%		4.7%

% change -- cash revenue		3.8%		4.5%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2013 as well as prior years’ activities is presented on Attachment 13.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2013 are as follows (dollars in thousands):

Attachment 14

Net (loss) income attributable to common stockholders	$ (10,715)
Interest expense, net	43,945
Depreciation expense	160,682
Depreciation expense (discontinued operations)	1,726

EBITDA	$ 195,638

EBITDA from continuing operations	$ 190,691
EBITDA from discontinued operations	4,947

EBITDA	$ 195,638

EBITDA from continuing operations	$ 190,691

Interest expense, net	$ 43,945

Interest coverage	4.3

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Attachment 14

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2013 is as follows (dollars in thousands):

Attachment 14

NOI for Established Communities	$ 441,410
NOI for Other Stabilized Communities (excluding Archstone)	85,414
NOI for Other Stabilized - Archstone	158,212
NOI for Development/Redevelopment Communities	54,142
NOI for discontinued operations	17,800
Total NOI generated by real estate assets	756,978
NOI on encumbered assets	238,693
NOI on unencumbered assets	$ 518,285

Unencumbered NOI	68%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2013, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2012 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities do not include communities acquired as part of the Archstone acquisition.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2012, but have stabilized occupancy as of January 1, 2013. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Attachment 14

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.